EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------

The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-46562) on Form S-8 of CenturyTel,Inc. of our report dated June 11, 1999, with respect to the statements of assets available for benefits with fund information of Century Telephone Enterprises, Inc. Retirement Savings Plan for Bargaining Unit Employees and Trust as of December 31, 1998 and 1997, and the related statement of changes in assets available for benefits with fund information for the year ended December 31, 1998, and related financial statement schedules as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of Century Telephone Enterprises, Inc. Retirement Savings Plan for Bargaining Unit Employees and Trust.

KPMG LLP

/S/ KPMG LLP

Shreveport, Louisiana
June 25, 1999